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                                    EXHIBIT 10.17
                         PROMOTIONAL SHARES LOCK-IN AGREEMENT

I. This Promotional Shares Lock-In Agreement ("Agreement"), which was entered into on the 5th day of November, 1997, by and between Advantage Marketing Systems, Inc. ("Issuer"), whose principal place of business is located in Oklahoma City, Oklahoma, and Roger P. Baresel and Judith A. Baresel ("Security Holder") witnesses that:

     A. The Issuer has filed an application with the Securities Administrator of the State of Oklahoma ("Administrator") to register certain of its EQUITY SECURITIES for sale to public investors who are resident of Oklahoma ("Registration");

     B. The Security Holder, in addition to the ownership of shares of common stock or similar securities and/or possesses convertible securities, warrants, options or rights which may be converted into, or exercised to purchase shares of common stock or similar securities of Issuer, is the owner of 4,000 shares of common stock and 2,000 1997-A Warrants of Issuer held in an Individual Retirement Account with Charles Schwab & Co., Inc. (the "PROMOTIONAL SHARES"); and

     C. As a condition to Registration, the Issuer and Security Holder ("Signatories") agree to be bound by the terms of this Agreement.

II. THEREFORE, the Security Holder agrees not to sell, pledge, hypothecate, assign, grant any option for the sale of, or otherwise transfer or dispose of, whether or not for consideration, directly or indirectly, and all certificates representing stock dividends, stock splits, recapitalizaitons, and the like, that are granted to, or received by, the Security Holder while the PROMOTIONAL SHARES are subject to this Agreement, other than a transfer resulting from the transfer of the Individual Retirement Account to a bank, broker-dealer, savings and loan or other institution qualified to hold, maintain and administer individual retirement accounts, during the period beginning on the date that the Registration is declared effective by the Administrator and ending of 36 months thereafter.

III. THEREFORE, the Signatories agree and will cause the following:

     A. In the event of a dissolution, liquidation, merger, consolidation, reorganization, sale or exchange of the Issuer's assets or securities (including by way of tender offer), or any other transaction or proceeding with a person who is not a Promoter, which results in the distribution of the Issuer's assets or securities ("Distribution"), while this Agreement remains in effect that:

          1. All holders of the Issuer's EQUITY SECURITIES will initially share on a pro rata, per share basis in the Distribution, in proportion to the amount of cash or other consideration that they paid per share for their EQUITY SECURITIES (provided that the Administrator has accepted the value of the other consideration), until the shareholders who purchased the Issuer's EQUITY SECURITIES pursuant to the public offering (the "Public Shareholders") have received, or have had irrevocably set aside for them, an amount that is equal to 100 percent of the public offering's price per share times the number of shares of EQUITY SECURITIES that they purchased pursuant to the public offering and which they still hold at the time of the Distribution, adjusted for stock splits, stock dividends, recapitalization and the like; and

          2. All holders of the Issuer's EQUITY SECURITIES shall thereafter participate on an equal, per share basis times the number of shares of EQUITY SECURITIES they hold at the time of the Distribution, adjusted for stock splits, stock dividends, recapitalization and the like.

          3. The Distribution may proceed on lesser terms and conditions than the terms and conditions stated in paragraphs 1 and 2 above if a majority of the EQUITY SECURITIES that are not held by Security Holder, officers, directors, or Promoters of the Issuer, or their associates or affiliates vote or consent by consent procedure, to approve the lesser terms and conditions.


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     B.   In the event of a dissolution, liquidation, merger, consolidation, reorganization, sale or exchange of the Issuer's assets or securities (including by way of tender offer), or any other transaction or proceeding with a person who is not a Promoter, which results s Distribution while this Agreement remains in effect, the PROMOTIONAL SHARES shall remain subject to the terms of this Agreement.

     C. Notwithstanding any other provision contained herein, the PROMOTIONAL SHARES may be transferred by will, the laws of descent and distribution, the operation of law, or by order of any count of competent jurisdiction and proper venue.

     D. The PROMOTIONAL SHARES of a deceased Security Holder may be hypothecated to pay the expenses of the deceased Security Holder's estate. The hypothecated the PROMOTIONAL SHARES shall remain subject to the terms of this Agreement. The PROMOTIONAL SHARES may not be pledged to secure any other debt.

     E. Notwithstanding any other provision contained herein, the PROMOTIONAL SHARES may be transferred by gift to the Security Holder's family members, provided that the PROMOTIONAL SHARES shall remain subject to the terms of this Agreement.

     F. With the exception of paragraph A.3 above, the PROMOTIONAL SHARES shall have the same voting rights as similar EQUITY SECURITIES not subject to this Agreement.

     G. Charles Schwab & Co., Inc. and each successor holder of the Individual Retirement Account shall be provided an executed copy of this Agreement.

     H. The term of this Agreement shall begin on the date that the Registration is declared effective by the Administrator ("Effective Date") and shall terminate:

          1.   36 months thereafter following the Effective Date; or

          2. On the date the Registration has been terminated if no securities were sold pursuant thereto; or

          3. If the Registration has been terminated, the date that checks representing all of the gross proceeds that were derived therefrom and addressed to the public investors have been placed in the U.S. Postal Service with first class postage affixed; or

          4. On the date the PROMOTIONAL SHARES become "Covered Securities" as defined under the National Securities Markets Improvement Act of 1996.

     J. This Agreement to be modified only after written notice of the Administrator.

IV.  THEREFORE, the Issuer will cause the following:

     A. A manually signed copy of this Agreement signed by the Signatories to be filed with the Administrator prior to the Effective Date;

     B. Copies of this Agreement and a statement of the per share initial public offering price to be provided to the Issuer's stock transfer agent;

     C. Appropriate stock transfer orders to be placed with the Issuer's stock transfer agent against the sale or transfer of the shares covered by this Agreement prior to it expiration, except as may otherwise be provided in this Agreement;

     D. Charles Schwab & Co., Inc. shall be provided an executed copy of this Agreement.


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Pursuant to the requirements of this Agreement, the Signatories have entered into this Agreement, which may be written in multiple counterparts and each of which shall be considered an original. The Signatories have signed the Agreement in the capacities, and on the dates, indicated.

IN WITNESS WHEREOF, the Signatories have executed this Agreement.

ADVANTAGE MARKETING SYSTEMS, INC.

By: /s/ JOHN W. HAIL
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          John W. Hail, Chief Executive Officer

/s/ ROGER P. BARESEL
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      Roger P. Baresel

/s/ JUDITH A. BARESEL
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      Judith A. Baresel














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